SPONSORED RESEARCH AGREEMENT

This SPONSORED RESEARCH AGREEMENT (“Agreement”), is entered into effective January 12, 2007, by and between ROSWELL PARK CANCER INSTITUTE CORPORATION (“Sponsor”), Elm & Carlton Streets, Buffalo, NY 14263 and CLEVELAND BIOLABS, INC. (“CBL”).

WHEREAS, CBL is a biomedical research organization, engaged primarily in research and development of compounds, drugs, vaccines and other health care preventive and therapeutic materials relating to cancer and radiation biology; and

WHEREAS, CBL employs researchers with training and expertise in these areas for the purpose of conducting research and studies in order to identify, discover and develop technologies and inventions and to enter into relationships with academic medical centers and cancer research facilities to conduct clinical research studies; and

WHEREAS, Sponsor is a National Cancer Institute-designated Comprehensive Cancer Center, which sponsors and conducts clinical trials of investigational drugs, devices and processes relating to the treatment, diagnosis and prevention of cancer and related conditions, which clinical trials are submitted for approval to Sponsor’s Institutional Review Board (“IRB”) and are managed and administered by its Office of Clinical Research Services (“OCRS”); and

WHEREAS, Sponsor is, and CBL is to be, located on the Buffalo Niagara Medical Campus, in Buffalo, New York, which provides excellent proximity to facilitate collaborations in each party’s principal areas of research; and

WHEREAS, Andrei Gudkov, Ph.D., the Chairman of Sponsor’s Department of Cell Stress Biology and Senior Vice President for Research Development, has played a primary role as an investigator on several of CBL’s most promising research projects in which Sponsor has a research interest; and

WHEREAS, Sponsor and CBL anticipate entering into a separate agreement governing the licensing of certain technologies from Sponsor to CBL (the “License Agreement”); and

WHEREAS, Sponsor and CBL believe there to be a unique synergy in their respective capabilities of developing and providing treatment to cancer patients using innovative biomedical approaches; and

WHEREAS, Sponsor and CBL desire to enter into this Agreement to provide the terms and conditions upon which Sponsor will provide funding for CBL to conduct research studies for individual study projects of interest to Sponsor and to further collaborative research and educational opportunities with Sponsor’s faculty and staff.

Now, therefore, the parties agree as follows:

1. Grant Funding. Sponsor shall provide a funding grant (the “Grant”) to CBL in the total amount of Three Million Dollars ($3,000,000.00) to be used by CBL as outlined in this Agreement and to support its overhead infrastructure relating to the activities outlined in this Agreement. Such Grant funds shall be distributed in accordance with the schedule attached as Exhibit 1. The Grant fund installment to be released April 1, 2008 shall be released upon attainment of pre-agreed milestones showing progression of research, provided, however, the parties may agree upon alternative allocation of funds to other programs of CBL where research progress is more likely. CBL shall use Grant funds to pay for direct and indirect costs of the activities described below, including overhead necessary to support such activities and for general overhead of CBL meeting the requirement of reasonableness and business necessity:

a. to continue CBL’s primary research programs in cancer treatment, radiation biology and radiation injury protection, cancer prevention, development of treatment modalities and compounds and innovative therapeutic approaches to supportive care by tissue protective agents pioneered by CBL (“Research Activities”);
b. to collaborate with Sponsor on research studies, programs and initiatives of mutual interest and to provide Sponsor with the right of first refusal to conduct studies and trials emanating from CBL’s Research Activities at Sponsor’s facility as the primary site, provided that Sponsor’s facilities are an appropriate location for such activities (“Collaborative Activities”); and
c. to provide training and educational opportunities for students of Sponsor’s graduate education programs, as well as other science and translational research trainees both at CBL’s facility and Sponsor’s campus and to provide consulting services to Sponsor in connection with its small molecule drug screening, without charge (other than out-of-pocket costs incurred by CBL), upon reasonable request of Sponsor (“Educational and Consultative Services”).

While the purpose of this Agreement, and Sponsor’s funding of CBL’s programs, is to encourage and to facilitate CBL’s Research Activities of interest to Sponsor, to enhance Collaborative Activities, and to promote Educational and Consultative Services for Sponsor’s faculty and staff members, the Parties acknowledge that, by entering into this Agreement, Sponsor is under no obligation to propose any studies to CBL and CBL is under no obligation to accept any studies proposed by Sponsor.

2. Research Activities. CBL’s basic research shall be conducted in accordance with CBL’s policies and rules governing its research activities. Any studies or trials conducted by CBL with Grant funding pursuant to this Agreement shall be referred to hereafter as the “Sponsored Studies”. CBL will disclose to Sponsor the specific details of each proposed Sponsored Study at least sixty (60) days before such study will commence. CBL shall review the details of the proposed study with Sponsor’s senior scientific leadership to determine appropriateness for utilization of Grant funding for such study, and shall notify CBL of any proposed modifications within thirty (30) days following disclosure by CBL of the details relating to the proposed study. CBL shall provide written research result reports and status updates to Sponsor on Research Activities funded by Grant funds under this Agreement, not less often than annually and upon any substantial modifications of any Sponsored Study, such reports to be subject to confidentiality requirements binding Sponsor’s personnel.

3. Collaborative Activities. CBL agrees that, subject to Section 12, for Collaborative Activities related to treatment of cancer patients, it will use commercially reasonable efforts to facilitate establishment of collaborative relationships for such research with Sponsor’s faculty, to the extent that such relationships are appropriate or suitable for collaboration with Sponsor.

With respect to any trials emanating from CBL’s Research Activities (regardless of whether such trials are “Sponsored Studies”, as that term is defined above), CBL shall provide Sponsor the right to be the primary site for such trial. CBL shall provide Sponsor with all requirements (including, without limitation, financial, timing, facilities, and regulatory requirements) appropriate and feasible to conduct such trial so that Sponsor can evaluate whether it will be appropriate and feasible to conduct each such study at Sponsor’s facility utilizing Sponsor’s faculty and clinical trial resources. Sponsor shall advise CBL within thirty (30) days as to whether it desires to have the trial conducted at its facility, and in those instances in which Sponsor so desires, it will identify the principal investigator (“Investigator”) from Sponsor’s faculty; who will confer with CBL to develop proposed trial objectives, activities, costs and timelines.  Studies and trials conducted at Sponsor’s facilities shall be considered “Collaborative Studies”. CBL and Sponsor shall jointly prepare budgets and protocols for Collaborative Studies. CBL shall allocate funds (Grant funds in the case of Sponsored Studies) to cover the parties’ expenses relating to Collaborative Studies in accordance with the jointly prepared budgets. The parties agree to negotiate the terms of Collaborative Studies in good faith and in accordance with the customs of the industry. Such terms shall describe the scope of work, delineation of responsibilities, funding, ownership of data, and rights relating to publications and intellectual property. If Sponsor is unable or declines to have a trial conducted at its facility, CBL may enter into agreements with third-parties to conduct the study on terms that are no more favorable to the third party than those offered to Sponsor. In the event that CBL seeks to pursue trials at several sites or locations, the foregoing shall not preclude CBL from contracting with other sites to conduct such trials. CBL’s obligation to offer Sponsor the right to conduct studies shall not apply to any studies that were initiated or developed by CBL prior to execution of this Agreement.

With respect to any Collaborative Studies involving human or animal subjects, the parties agree to conduct such studies in compliance with any and all applicable federal, state, and local laws, regulations and guidelines, good clinical practices, and specifically in accordance with the applicable Statement of Investigator, U.S. Food and Drug Administration (FDA) Form 1572, as described in 21 C.F.R. 312.53, which Investigator will complete, sign, and deliver to Sponsor prior to the commencement of a study at CBL (unless the study is a non-U.S. or device-related study in which a Form 1572 is not required). A copy of each signed Investigator’s statement and any protocol amendments will be maintained in the files of each party. The scope and nature of any Collaborative Studies to be performed in which human subjects are involved (or may be involved), will be developed collaboratively by Sponsor and CBL. The protocol will detail the clinical research activities and responsibilities to be undertaken, pursued, and followed by CBL. The protocol will be considered final after it is signed by Sponsor, CBL and the Investigator and approved by the pertinent IRB and/or Ethics Committee (“EC”) (hereinafter, the “IRB/EC”). Thereafter, the protocol may be amended only by prior written consent of Sponsor and of CBL and subsequent approval by the pertinent IRB/EC or other governing regulatory authorities.

4. Educational and Consultative Services. CBL will provide training and educational opportunities for students of Sponsor’s graduate education programs, as well as other science and translational research trainees both at CBL’s facility and Sponsor’s campus. CBL faculty will participate in Sponsor’s symposia, educational programs, science advisory and training committees, as reasonably requested and upon reasonable notice provided by Sponsor, with due respect for existing commitments and obligations of CBL’s personnel. CBL will also provide consulting service to Sponsor in connection with its small molecule drug screening, without charge (other than out-of-pocket expenses incurred by CBL), upon request of Sponsor.

5. Role of Sponsor Personnel. The parties acknowledge that Andrei Gudkov, Ph.D. is the Chairman of Sponsor’s Department of Cell Stress Biology and Senior Vice President for Research Development, and is also a consultant and equity owner of CBL. Dr. Gudkov shall participate in research activities of CBL in his capacity as an officer and employee of CBL on his personal time and not on his employment time with Sponsor. Dr. Gudkov may participate in Collaborative Activities between Sponsor and CBL, and shall do so exclusively in his capacity as an employee and faculty member of Sponsor subject to the terms and conditions of the License Agreement and Section 16.

6. Term. This Agreement shall be effective as of the date it is signed by both parties and shall continue for an initial period of five (5) years unless terminated in accordance with the provisions set forth in Paragraph 15 (Termination of Agreement). Renewal and extension of this Agreement may occur at any time with the written consent of both parties.

7. Confidential Information.

Study data, reports and/or information directly arising from the Research Activities conducted by CBL, including any studies related thereto, will constitute Confidential Information and will not be provided by CBL to any parties not involved in the conduct of the study other than (a) Sponsor; (b) in confidence to the IRB/EC and SRC (Scientific Review Committee); (c) as permitted by Paragraph 8 (Publication) of this Agreement; (d) in the course of any study, as necessary, in Sponsor’s reasonable medical judgment for the care of any patient participating in the study; (e) as is necessary or appropriate to satisfy CBL’s reporting obligations pursuant to regulations promulgated by the Securities and Exchange Commission, any securities exchange or quotation service, or such other governmental or quasi-governmental authority to which CBL is subject; (f) as required by law pursuant to a court order, subpoena or similar document compelling disclosure or necessary for protection of the disclosing party’s interests against lawsuits, allegations of scientific misconduct, conflict of interest actions, patent infringement and interference proceedings and similar circumstances, provided prior notice of such compelled disclosure is given to the other party in sufficient time to permit such party to pursue a protective order.

Except as otherwise permitted under this Agreement, each party agrees to maintain in confidence all of the Confidential Information and not disclose or disseminate it to any third party or use it for any purpose other than the performance of research activities and in furtherance of the purposes of this Agreement. Except as otherwise permitted under this Agreement, such Confidential Information shall be disclosed only on a need-to-know basis and only to a party’s employees and agents, to other required group members (e.g., Clinical and Scientific Protocol Review Committee, Data Safety Monitoring Boards, Legal Departments). The foregoing obligation of nondisclosure shall survive termination or expiration of this Agreement for a period of five (5) years. Confidential Information does not include information that:

(a) is or becomes publicly available through no fault of the disclosing party;

(b) is known to the disclosing party prior to disclosure hereunder, as shown by prior written records;

(c) is necessary to obtain IRB/EC approval of a study or that must be included in any patient’s written informed consent form.

(d) can be documented to have been independently developed by the disclosing party by someone without access to Confidential Information and not involved in the study to which the Confidential Information relates and without use or reference to the Confidential Information;

(e) is published by the disclosing party or its employees in accordance with Paragraph 8 (Publication) herein; or

(f) is required for purposes of securing patents or research grants, provided that the party seeking to secure a grant or patent provides the other party with thirty (30) days advance notice prior to disclosing information to secure such grant or patent.

8 Publication. CBL will retain ownership of data generated by its Research Activities and shall retain the right to determine whether to publish results of its Research Activities. Notwithstanding the foregoing, the parties agree that results of Sponsored Studies and Collaborative Studies are intended to be of publishable quality and Investigators employed by Sponsor or by CBL are permitted to present at symposia, national or regional professional meetings and to publish in journals, theses or dissertations, the methods and results of the research or the study in a manner coordinated by and among the contributing Investigators. CBL understands and agrees that participation in a study may involve a commitment to publish the data from the study in a collaborative publication with other Investigators prior to publication or public presentation of efficacy and safety results. Before either party makes any publication or other public disclosure of any technology or data developed in connection with the Sponsored Studies or Collaborative Studies, the party proposing such disclosure will send the other party a copy of the information to be disclosed, and will allow the other party sixty (60) days from receiving it to determine whether the information to be disclosed contains subject matter for which patent protection should be sought before disclosure, or otherwise contains Confidential Information of the reviewing party. The party proposing disclosure will be free to proceed with the disclosure unless before the expiration of such sixty (60) day period, the reviewing party notifies the party proposing disclosure that the disclosure contains (1) subject matter for which patent protection should be sought and/or (2) Confidential Information of the reviewing party, and the party proposing publication will then delay public disclosure of the information of an additional period to be mutually agreed upon to permit the preparation and filing of a patent application on the subject matter to be disclosed or for the parties to determine a mutually acceptable modification to the publication to protect adequately the Confidential Information of the reviewing party. The party proposing disclosure will afterwards be free to publish or disclose the information. The determination of authorship for any paper will be in accordance with accepted scientific practice. At least one reprint of each published paper should be submitted to the Sponsor. CBL will not enter into any arrangements with third-parties that permit the third party to edit, modify, or delay any publication covered by this provision or restrict the publication rights set forth in this Agreement without the prior written consent of Sponsor. CBL shall ensure that anyone listed on a research paper should accept full responsibility for ensuring that he/she is familiar with the contents of the paper and can identify his/her contribution to it. The contribution of formal collaborators and all other others who directly assist or indirectly support the Research should be properly acknowledged.  Sponsor should be notified in advance when study results might be published, publicized or disseminated.

9. Location of CBL Business. As further consideration for the grant funding provided hereunder by Sponsor, CBL agrees that it will locate its headquarters and research facilities at the Buffalo Niagara Medical Campus, specifically at 73 High Street, Buffalo, NY, and that it shall, during the term of this Agreement, maintain a majority of its research and in-house commercial activities within the Western New York region. Additionally, during the term of this Agreement, CBL will use commercially reasonable efforts to maintain a majority of the commercial activity that it contracts to third-parties within the Western New York region. The purpose of this representation is to maximize opportunities for collaborative research and discovery between Sponsor and CBL, and also to enhance job creation activities in Western New York in recognition of the role played by the New York State Government in facilitating this Agreement.

During the period of time in which CBL’s activities are located at the Buffalo Niagara Medical Campus CBL shall have access to Sponsor’s core laboratory resource facilities at Sponsor’s standard fee schedule.

10. Independent Contractors. CBL shall act as an independent contractor of Sponsor and shall not be construed for any purpose as the partner, agent, employee, servant, or representative of Sponsor. Sponsor is not responsible for any employee benefits, pensions, workers’ compensation, withholding, or employment related taxes as to CBL. CBL shall not enter into any contract or agreement with a third party that purports to obligate or bind Sponsor, and Sponsor shall not enter into any contract or agreement with a third party that purports to obligate or bind CBL.

11. Third Party Beneficiaries. No party, other than Sponsor and CBL shall be entitled to any rights whatsoever by virtue of the relationships created by or arising under this Agreement, including, without limitation, rights as a third party beneficiary.

12. Pre-Existing Obligations. Sponsor acknowledges the existence of a license between CBL and the Cleveland Clinic Foundation dated July 1, 2004, relating to technology developed by CBL (the “CCF License”). Sponsor acknowledges and agrees that the terms of this Agreement shall not require CBL to take any action or to refrain from taking any action that would constitute a breach of the CCF License. Sponsor further acknowledges and agrees that Sponsor shall have no right or title to, or interest in, any development or research that is directly subject to the CCF License.

13. Debarred Status. CBL certifies by signing this Agreement that neither it nor its principals is presently barred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in this transaction by any Federal department or agency. In the future, should CBL or any of its principals be barred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation, CBL will promptly notify Sponsor.

14. Accounting for Utilization of Funding. CBL agrees to record and document all expenditures made utilizing Grant funding provided by Sponsor under this Agreement, in order to permit an accurate accounting of such expenditures should an accounting be undertaken by Sponsor as provided below. Further, within sixty (60) days after the end of each of its fiscal years during the term of this Agreement, CBL shall provide a written accounting to Sponsor documenting each expenditure in excess of $10,000.00 of Grant funds provided by Sponsor under this Agreement. Sponsor shall have the right, exercisable not more often than twice each calendar year, to audit the books and records of CBL and to specifically audit those records of CBL relating to receipt and expenditure of funding provided under this Agreement. The purpose of such audit is to verify that CBL has spent or otherwise applied such funding in compliance with the terms of this Agreement. Such audit shall be at Sponsor’s sole cost, and shall be undertaken upon reasonable prior written notice to CBL and in a manner so as to minimize disruption of CBL’s business activities. CBL agrees to provide full cooperation to Sponsor’s auditors acting under this Agreement. In the event such audit discloses a substantial failure on the part of CBL to make expenditure of grant funds in compliance with this Agreement, in addition to remedies for breach of this Agreement provided under law and in this Agreement, Sponsor shall have the right to be reimbursed by CBL for the cost of the audit disclosing such failure. For purposes hereof, a substantial failure shall mean a failure or series of related failures involving greater than ten (10%) percent of the funds expended during the year being audited.

15 Termination of Agreement. This Agreement is subject to termination prior to its expiration in the event any of the following occurs:

(a)
In the event of a breach by a party of a material provision of this Agreement, which breach is not corrected within twenty (20) days of written notice of such breach given by the non-breaching party, the non-breaching party may then elect to terminate the Agreement;

(b)	In the event of the bankruptcy or declared insolvency of a party to the Agreement, the other party may declare the Agreement terminated;
(c)	Automatically, if a party becomes debarred by the United States Government from participating in Federal granting programs; or
(d)	Upon mutual agreement of the parties to terminate the Agreement.

In the event this Agreement due to a default by CBL in its material obligations or in the event CBL becomes debarred resulting in termination as in Section 15 (c), CBL shall repay to Sponsor all of the Grant funds paid to CBL pursuant to this Agreement, such repayment to be made in full within thirty (30) days of CBL’s receipt of a written demand for repayment from Sponsor. In addition, Sponsor shall retain any and all other rights and remedies it may have under law or equity for damages or other recourse against CBL for breach of this Agreement.

16 Patent Rights and Inventions.

(a) It is recognized and understood that certain existing inventions and technologies are the separate property of Sponsor or CBL and are not affected by this Agreement, and neither party shall have any claims to or rights in such separate inventions and technologies including, without limitation, inventions and technologies derived from the CCF License. Any new invention, development, or discovery under this Agreement (“Invention”) resulting from Collaborative Activities and Educational and Consultative Services shall be promptly disclosed in writing to both CBL and Sponsor. Inventorship of any such Invention shall be determined in accordance with patent law, or by mutual agreement based upon the relative contributions of the parties if the Invention is not patentable. Title to Inventions shall reside with Sponsor if Sponsor personnel are the sole inventors, with CBL if CBL personnel are the sole inventors (“Sponsor Inventions”), and will be held jointly if both CBL and Sponsor personnel are inventors (“Joint Inventions”). Protection of proprietary rights through patent or other processes, and promotion of commercialization of jointly owned discoveries and inventions shall be as mutually agreed by the parties.

(b) CBL shall have the option to license, on an exclusive basis, the right to develop for commercial purposes any Sponsor Inventions and Sponsor’s interests in any Joint Inventions by notifying Sponsor within sixty (60) days after receiving the written disclosure of Invention set forth in Section 16(a). Such licenses will be negotiated by the parties on commercially reasonable terms. Sponsor shall retain the right to use the Sponsor Inventions and its interests in any Joint Inventions for academic or research purposes only.

17 Indemnification. The parties agree as follows:

(a) Each party shall indemnify, defend and hold harmless the other party, including such party’s directors, officers, medical and professional staff, employees (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of the negligent acts or misconduct of the party providing such indemnification.

(b) The indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

(c) Indemnification under this provision is limited to the extent permitted by law.

(d) A party seeking indemnification under this section shall, as a condition of receiving such indemnity, promptly notify the party from whom indemnification is sought as to any such claim, suit or action and will cooperate in the defense of such claim, suit or action.

(h) The provisions regarding indemnification shall survive the termination of this Agreement for a period of five (5) years.

18. Complete Agreement, Amendment. The parties agree that this Agreement together with the License Agreement constitutes the sole, full, and complete agreement by and between the parties and supersedes all other written and oral agreements and representations between the parties with respect to the subject matter hereof. No amendments, changes, additions, deletions, or modifications to or of this Agreement or any research project plan shall be valid unless reduced to writing and signed by the parties. Any requests for changes or amendments or other notices or communications concerning this Agreement should be in writing or shall be deemed to have been given when mailed by U.S. Mail postage prepaid or bonded courier and forwarded to the following:

To CBL:	President and Chief Executive Officer
Cleveland BioLabs, Inc.
11000 Cedar Avenue, Suite 290
Cleveland, Ohio 44106

To Sponsor:	President and Chief Executive Officer
Roswell Park Cancer Institute
Elm & Carlton Streets
Buffalo, New York 14263

With copy to:

General Counsel
Roswell Park Cancer Institute
Elm & Carlton Streets
Buffalo, New York 14263

19 Binding Effect. This Agreement shall be binding upon the parties, their successors, and assigns.

20 Waiver and Severability. Failure to insist upon compliance with any of the terms and conditions of this Agreement shall not constitute a general waiver or relinquishment of any such terms or conditions, and the same shall remain at all times in full force and effect. If any part of this Agreement is held unenforceable by a court of competent jurisdiction, such unenforceable provision shall be reformed and enforced to the extent such court determines permissible, and the remaining portions of the Agreement will nevertheless remain in full force and effect.

21. Assignment. Neither party shall assign or transfer any of its rights or obligations under this Agreement hereto without the written consent of the other, which consent will not unreasonably be withheld, except that either party may assign its rights and delegate its obligations to an entity that it controls, is controlled by, or under common control with. For purposes of this Agreement, “control” shall mean the power to control the management or policies of an entity whether by ownership, contract or otherwise.

22 Miscellaneous Terms. CBL hereby represents, warrants and agrees as follows:

(a) CBL shall, at its sole cost and expense procure and maintain comprehensive general liability insurance in amounts not less than one million dollars ($1,000,000) per occurrence and one million dollars ($1,000,000) annual aggregate, and shall provide Sponsor with written evidence of the insurance and a copy of the policy upon request. CBL will give notice to Sponsor at least thirty (30) days prior to cancellation or non-renewal of the insurance.

(b) CBL will comply with all material federal, state, local and foreign laws, ordinances, rules and regulations applicable to the manufacture and production of drugs, biologics and devices or shipments in interstate or foreign commerce.

23.  Change of Law. Notwithstanding any other provision of this Agreement, if during the term hereof any Change of Law (defined below) results in an Adverse Consequence (defined below), the parties agree to negotiate in good faith to make reasonable revisions to this Agreement in order to avoid such Adverse Consequence(s) while seeking to maintain the parties as close as possible to their original positions despite such revisions. Upon notice by one party to the other of such Change of Law, the parties agree that they shall attempt to resolve the matter within thirty (30) days of such notice. If the parties cannot agree upon renegotiated terms hereunder within thirty (30) days, then this Agreement will terminate upon thirty (30) days notice by one party to the other of an inability to agree.

(a) As used herein, “Change of Law” shall mean: (i) any new legislation enacted by the federal or any state government; (ii) any new third party payor or governmental agency law, rule, regulation, guideline or interpretation of a previously issued law, rule, regulation or guideline, or (iii) any judicial or administrative, order or decree.

(b) As used herein, “Adverse Consequence” shall mean a Change of Law that prohibits, restricts, limits or otherwise affects either party's rights or obligations hereunder in an adverse material manner.

24 Effective Upon Execution. This Agreement shall not be considered accepted, approved, or otherwise effective until signed below by the appropriate parties. Each of the parties hereto represents and warrants that the person signing below on such party’s behalf has the authority to enter into this Agreement, and that this Agreement does not violate any existing agreement or obligation of such party

25. Non-Discrimination. CBL will comply with Title VI of the Civil Rights Act of 1964 (P.L. 88-352) and Executive Order 11246, Title IX of the Education Amendment of 1972 (P.L. 92-318, 20 USC 1681 et seq.), Section 504 of the Rehabilitation Act of 1973 (29 USC 794), and the Age Discrimination Act of 1975 (P.L. 4-135). CBL shall furnish Sponsor with copies of their assurance of compliance for the above upon request.

IN WITNESS WHEREOF and intending to be legally bound hereby, the parties have caused this Agreement to be executed the date and year above first mentioned.

For Cleveland BioLabs, Inc.:

/s/ Michael Fonstein
(Signature)
Name:	Michael Fonstein
Title:	Chief Executive Officer
Date:	January 11, 2007

For Roswell Park Cancer Institute Corporation:

/s/ David C. Hohn
(Signature)
Name:	David C. Hohn, MD
Title:	President and Chief Executive Officer
Date:	January 11, 2007

Exhibit 1.

Schedule of Payments

The funding provided by Sponsor shall be provided to CBL in two (2) installments with the first of such installments in the amount of two million dollars ($2,000,000) being made April 1, 2007, and the second and final installment in the amount of one million ($1,000,000) being made April 1, 2008.